Exhibit 99.1

Pixelworks Appoints David Tupman to Board of Directors

Mobile Hardware Executive Brings Over 25 Years of Engineering and Technology Experience
in Consumer Electronics and Industrial Markets

San Jose, CA, April 4, 2014 -- Pixelworks, Inc. (NASDAQ: PXLW), an innovative provider of video display processing technology enabling the highest quality viewing experience for displays of all sizes, today announced that Mr. David J. Tupman has been appointed to the Company’s board of directors.
Mr. Tupman currently serves as the chief executive officer of Details Lab Inc. and provides advisory services to companies seeking to scale their organizations for high-growth, as well as execute on successful technology development and new product introductions. From 2001 to 2011, he rose from manager to vice president of hardware engineering at Apple, Inc., where he led the hardware engineering and technology teams for multiple mobile devices, including the iPhone and iPod. Previously, Mr. Tupman held various senior engineering positions at Psion Computers, and earlier at Schlumberger in England. Mr. Tupman holds a Bachelor of Engineering in Electronics from the University of Salford, England and is named as an inventor on more than 30 U.S. patents.
Commenting on Mr. Tupman’s appointment, Bruce Walicek, President and CEO of Pixelworks, said, “It gives me great pleasure to welcome David Tupman to Pixelworks’ board of directors. David’s extensive experience in management and advisory roles at leading consumer electronics and industrial companies will add immeasurable value to the Board. The Board and I look forward to working with him as we continue to execute on our strategy of bringing the very highest video quality to all screens.”
About Pixelworks, Inc.
Pixelworks creates, develops and markets video display processing technology for digital video applications that demand the very highest quality images. At design centers around the world, Pixelworks engineers constantly push video performance to keep manufacturers of consumer electronics and professional displays worldwide on the leading edge. The company is headquartered in San Jose, CA.
For more information, please visit the Company's Web site at www.pixelworks.com.
Note: Pixelworks and the Pixelworks logo are registered trademarks of Pixelworks, Inc.

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Investor Contact
Shelton Group
Brett L Perry
P: +1-972-239-5119 ext 159
E: bperry@sheltongroup.com

Company Contact
Pixelworks, Inc.
E: info@pixelworks.com